Execution Version
FIRST AMENDMENT TO
INVESTMENT AGREEMENT
This First Amendment (this “Amendment”) to the Investment Agreement, dated as of February 17, 2021 (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Agreement”), by and between eHealth, Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07 thereof, the “Company”), and Echelon Health SPV, LP, a Delaware limited partnership (together with its successors and any respective Affiliates thereof that become a Purchaser party thereto in accordance with Section 4.02 and Section 6.07 thereof, each, a “Purchaser”), is entered into as of December 31, 2025 (the “Amendment Effective Date”), by and between the Company and the Purchaser. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement.
RECITALS
WHEREAS, Section 6.03 of the Agreement provides that the Agreement may be amended in a writing signed by the Company and the Purchaser; and
WHEREAS, in accordance with Section 6.03 of the Agreement, the Company and the Purchaser now intend to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.Amendments.
(a)Section 1.01 of the Agreement is hereby amended as follows:
(i)The definition of “Certificate of Designations” is hereby amended and restated in its entirety to read as follows:
“Certificate of Designations” means the Certificate of Designations attached to the Agreement as Exhibit A, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.
(ii)The definition of “Funded Indebtedness” is hereby amended and restated in its entirety to read as follows:
“Funded Indebtedness” means, with respect to the Company and its Subsidiaries, as of any time, without duplication, any and all obligations or liabilities, contingent or otherwise, of such Person (other than obligations or liabilities solely among the Company and its Wholly Owned Subsidiaries) with respect to (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other similar agreement or instrument, or letters of credit or bankers acceptances (or, without duplication, reimbursement agreements in respect thereof) (but excluding surety bonds, performance bonds or other similar instruments entered into and incurred in the ordinary course of business), (c) obligations of a similar nature to the obligations described in the foregoing clauses (a) and (b) or clause (d) below secured by (or for which the holder of such obligation has a right to be secured by) any mortgage, pledge, lien or security interest on property owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (d) any synthetic lease, sale-leaseback transaction, off-balance sheet loan or similar financing product with respect to such Person, or other off-balance sheet liabilities of such Person of a similar nature to the obligations described in the foregoing clauses (a) through (c), or (e) obligations of the type referred to in the foregoing clauses (a) through (d) of any Person (other than the Company or its Subsidiaries) the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any Guarantee of such obligations to a Third Party.
(iii)The definition of “Liquidity” is hereby amended and restated in its entirety to read as follows:
“Liquidity” shall mean, as of the applicable date of determination, all cash, cash equivalents, short term investments and marketable securities of the Company on a consolidated basis, and the Company’s and its Subsidiaries’ available to be drawn loan commitments under the Existing Credit Facility (or any other credit facility entered into or guaranteed by the Company or any of its Subsidiaries) in effect as of such date of determination; but excluding any restricted cash on the Company’s consolidated balance sheet as of such date of determination.
(iv)The definition of “Subsidiary” is hereby amended and restated in its entirety to read as follows:
“Subsidiary” shall mean, with respect to any Person, any other Person of which (i) 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors, managers, general partner or other governing body is held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries, (ii) such first Person or one of its Subsidiaries is a general partner or managing member, or (iii) shares of the securities or other interests entitled to 50% or more of the profits are held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries.
(v)A new defined term “Applicable Contract” is added immediately following the definition of “Annual Adjusted EBITDA” and prior to the definition of “Applicable Tender/Exchange Offer”, which definition shall read as follows:
“Applicable Contract” shall mean (i) any contract entered into by the Company or its Subsidiaries and in effect on the date hereof and (ii) any customer or vendor agreement entered into by the Company or its Subsidiaries in the ordinary course of business.

(vi)A new defined term “Comvest Credit Agreement” is added immediately following the definition of “Company Reports” and prior to the definition of “Confidentiality Agreement”, which definition shall read as follows:
“Comvest Credit Agreement” shall mean that certain Credit Agreement, by and among, inter alia, the lenders from time to time party hereto, CCP Agency, LLC, a Delaware limited liability company, as the agent for all lenders thereunder (the “Agent”), eHealthInsurance Services, Inc., a Delaware corporation, and acknowledged and agreed to by Amplify Engagement Solutions Insurance Agency, LLC, a Delaware limited liability company as in effect on the date hereof.
(vii)A new defined term “Permitted Refinancing” is added immediately following the definition of “Permitted Loan” and prior to the definition of “Permitted Transfers”, which definition shall read as follows:
“Permitted Refinancing” shall mean refinancings, renewals, or extensions of the Comvest Credit Agreement (or any Permitted Refinancing thereof) (collectively, the “Refinanced Indebtedness”) so long as: (a) such refinancings, renewals, or extensions do not result in an increase in the principal amount or commitment amount of the Refinanced Indebtedness (other than attributable to accrued interest or payment of customary premiums, costs and expenses in respect of the Funded Indebtedness (or commitments in respect thereof) being refinanced in accordance with the terms of this Agreement (collectively, the “Additional Refinancing Amounts”)); and (b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted life or maturity of the Refinanced Indebtedness.
(viii)The new defined terms “Strategy Committee” and “Strategy Committee Charter” are added immediately following the definition of “Standstill Period Fall-Away Date” and prior to the definition of “Subsidiary”, which definitions shall read as follows:
“Strategy Committee” shall mean the committee of the Board of Directors created, authorized and acting pursuant to the Strategy Committee Charter.
“Strategy Committee Charter” shall mean that certain charter of the strategy committee of the Board of Directors in the form attached hereto as Exhibit E.
(ix)A new defined term “Wholly Owned Subsidiary” is added immediately following the definition of “VWAP” and prior to the definition of “WKSI”, which definition shall read as follows:
“Wholly Owned Subsidiary” means, with respect to the Company, any Subsidiary the shares, securities or other interests of which are 100% owned and controlled, directly or indirectly (through another Wholly Owned Subsidiary) by the Company, other than any directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties, in each case, solely to the extent, and in the minimum quantum, required by applicable law.
(b)The phrase “could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets, highly confidential information or a conflict of interest” in Section 4.06(a) is hereby replaced with the following phrase:
“would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, violate applicable law or Applicable Contract or result in a conflict of interest, as determined by management of the Company acting in good faith; provided, that in each such case, the Company shall use commercially reasonable efforts to provide the Purchaser and its representatives with access to such materials, documents and information to the fullest extent practicable without risking loss of privilege, protection of trade secrets, violation of law or Applicable Contract or conflict of interest”.
(c)Section 4.06 of the Agreement is hereby amended to add a new subsection (k) in alphabetical order, which subsection shall read as follows:
(k)    The provisions of this Section 4.06 shall apply mutatis mutandis to the board of directors, board of managers or any similar governing body, and to the committees (or subcommittees) thereof, of any Subsidiary of the Company (each such governing body or committee, a “Subsidiary Board”) such that, to the extent requested in writing by the Purchaser, the Purchaser shall be entitled to proportionate representation (in each case, with a minimum of one designee) on such Subsidiary Boards; provided that in no event shall such designee(s) represent a majority of the members of any Subsidiary Board or represent a majority of the voting power with respect to any matter presented to or addressed by any Subsidiary Board; provided further that, to the extent that any lender or agent under the Comvest Credit Agreement or any Permitted Refinancing thereof, in each case, permitted under this Agreement, exercises a right to replace all of the members of a Subsidiary Board following an “event of default” with respect to such Funded Indebtedness, the members of the applicable Subsidiary Board designated by the Purchaser shall be automatically removed and deemed to have resigned therefrom concurrent with the removal of the other members thereof and thereafter the designation rights set forth in this sentence shall cease to apply with respect to such Subsidiary Board until such time as such event of default has been cured or waived or is otherwise no longer continuing, or the Company or its Subsidiaries are otherwise permitted to appoint members to such Subsidiary Board; provided further that any person designated by the Purchaser to a Subsidiary Board will provide to the agent under the Comvest Credit Facility or any Permitted Refinancing thereof, as a condition to being qualified as a director of a Subsidiary Board, a conditional resignation letter on terms consistent with the immediately preceding proviso. The provisions of Section 4.10 shall apply mutatis mutandis to any Persons designated by the Purchaser to such Subsidiary Boards.
(d)The phrase “among the Company and its Subsidiaries” in Section 4.12(a)(vi)(B) of the Agreement is hereby replaced with the phrase “among the Company and its Wholly Owned Subsidiaries” and the phrase “(other than the Company’s Subsidiaries)” in Section 4.12(a)(vii) of the Agreement is hereby replaced with the phrase “(other than the Company’s Wholly Owned Subsidiaries)”.
(e)Clause (i) of Section 4.12(a) of the Agreement is hereby amended and restated in its entirety as follows:
(i)incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Funded Indebtedness, other than drawdowns of Funded Indebtedness under the Comvest Credit Agreement or any Permitted Refinancing thereof in an aggregate principal amount at any one time outstanding not to exceed $125,000,000 (plus (x) any Agent Advances (as defined in the Comvest Credit Agreement as in effect on the date hereof or any substantially identical term under any Permitted Refinancing) under the Comvest Credit Agreement or any Permitted Refinancing in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, provided that, such amounts, if any, are used solely for the purposes described in Section 10.11 of the Comvest Credit Agreement and not, for the avoidance of doubt, at the discretion or request of the Company or any of its Subsidiaries and (y) with respect to any Permitted Refinancing, Additional Refinancing Amounts) (it being understood and agreed, for the avoidance of doubt, that the consent of the Purchaser shall be required for any submission of any request for, or any incurrence of Funded Indebtedness under, any Incremental Loan Commitment under, and as defined in, the Comvest Credit Agreement or any Permitted Refinancing (or any corresponding or similar defined term under any Permitted Refinancing)); provided that this clause (i) shall not prohibit (x) accrual of interest, fees and expenses or (y) the payment of interest in the form of additional Indebtedness with the same terms as such Funded Indebtedness, in each case, with respect to Funded Indebtedness under the Comvest Credit Agreement or any Permitted Refinancing;
(f)Clause (iv) of Section 4.12(a) of the Agreement is hereby amended and restated in its entirety as follows:
(iv)    create or authorize the creation of, or issue any equity securities of (x) the Company (or rights to acquire equity securities, or securities convertible, exchangeable or exercisable into equity securities of the Company) that rank senior or pari passu to the rights, preferences or privileges of the Series A Preferred Stock other than, for the avoidance of doubt, issuance of additional shares of Series A Preferred Stock as a dividend in kind to the Holders (as defined in the Certificate of Designations) to the extent required by the Certificate of Designations or (y) any Subsidiary of the Company (or rights to acquire equity securities, or securities convertible, exchangeable or exercisable into equity securities of a Subsidiary of the Company) other than to the Company or a Wholly Owned Subsidiary of the Company;
(g)Section 4.12(a) of the Agreement is hereby amended add a new subsection (viii) in numeric order, which subsection shall read as follows:
(viii)    create any Subsidiary (other than any Wholly Owned Subsidiary) or enter into any joint venture or similar agreement or arrangement with respect to the sharing of profits and losses.
(h)Clauses (1) and (2) of Section 4.12(b)(ii) of the Agreement are hereby amended and restated in their entirety as follows, and a new clause (3) is hereby added immediately thereafter, which shall read as follows (it being understood, for the avoidance of doubt, that the proviso immediately following such clauses shall remain in effect unchanged):
(1)     the Purchaser shall have the right to appoint the Additional H.I.G. Designee to the Board of Directors and Subsidiary Boards in accordance with Section 4.06;
(2)    the following matters shall require the approval of the Purchaser in writing:
(i)    the approval of the consolidated annual budget of the Company and its Subsidiaries or any material deviation therefrom;
(ii)    commencing in November of each fiscal year and continuing until the approval by the Board of Directors and the Purchaser of the consolidated annual budget of the Company and its Subsidiaries for the following fiscal year in accordance with the foregoing clause (2)(i), the Purchaser shall be entitled to participate in monthly telephonic meetings with management of the Company and its Subsidiaries reasonably requested by the Purchaser in writing regarding the development of such budget, which meetings shall occur during normal business hours on reasonable advance written notice to the Company by the Purchaser; and
(iii)    the hiring or firing of the Chief Executive Officer, Chief Financial Officer, Chief Digital Officer, Chief Revenue Officer of the Company or any of its Subsidiaries;
(i)Section 4.12(b) of the Agreement is hereby amended to add a new subsection (iii) in numerical order, which subsection shall read as follows:
(iii)     For the avoidance of doubt, the Company acknowledges and agrees that the financial covenants set forth in this Section 4.12(b) are measured on a consolidated basis.
(j)The final proviso in Section 4.14(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
; provided that, in the case of clause (a) and (b), the Company shall be permitted to redact such materials, documents and information to exclude such information as would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, violate applicable law or Applicable Contract or result in a conflict of interest, as determined by management of the Company, acting in good faith; provided, further, that in each such case, the Company shall use commercially reasonable efforts to provide the Purchaser and its representatives with access to such materials, documents and information to the fullest extent practicable without risking loss of privilege, protection of trade secrets, violation of law or Applicable Contract or conflict of interest.
(k)A new Section 4.18 is added to the Agreement in numerical order, which Section shall read as follows:
Section 4.18.    Additional Liquidity Covenant.
(a)    The Company hereby covenants and agrees that, for so long as any shares of Series A Preferred Stock are outstanding and so long as H.I.G. Investor Beneficially Owns at least 675,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Series A Preferred Stock), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, permit Unrestricted Cash (as defined in the Comvest Credit Agreement as in effect on the date hereof) as of the last day of any calendar month to be less than $45,000,000. For the avoidance of doubt, the sole remedy for failure by the Company to comply with this Section 4.18(a) shall be the increase in the Dividend Rate applicable to the Series A Preferred Stock provided by Section 4(c)(iii) of the Certificate of Designations.
(b)    The Company shall deliver to H.I.G. Investor each Compliance Certificate contemplated by Section 5.04(d) of the Comvest Credit Agreement at the time such Compliance Certificate is (or would be) required to be delivered to the Agent thereunder, without giving effect to any waiver, expiration or termination of such requirement, together with a report, in form and substance satisfactory to the H.I.G. Investor in its reasonable, good faith discretion (it being understood and agreed that the form and substance of such report delivered and satisfactory to the Agent or, if the Comvest Credit Agreement or Section 5.04(d) thereof has been terminated or waived, substantially in the form previously delivered to and satisfactory to the Agent, shall be deemed to be satisfactory to H.I.G. Investor) and solely with respect to the monthly and quarterly financial statements required by Section 5.04(b) of the Comvest Credit Agreement (without giving effect to any waiver, expiration or termination of such requirement), detailing commission payments composition (including by product type and Insurance Carrier (as defined in the Comvest Credit Agreement as in effect on the date hereof)) and commission payments roll-forward figures.
(c)    At any time Unrestricted Cash as set forth in the most recently delivered Compliance Certificate pursuant to Section 4.18(b) is less than $50,000,000, then on the last Business Day of each calendar week until

Unrestricted Cash is greater than or equal to $50,000,000 as set forth in the most recently delivered Compliance Certificate pursuant to Section 4.18(b), the Company shall deliver to H.I.G. Investor a rolling 13-week cash flow budget for the Company and its Subsidiaries for the then upcoming 13-week period, in a form reasonably acceptable to H.I.G. Investor (it being understood and agreed that the form of such budget delivered and reasonably acceptable to the Agent or, if the Comvest Credit Agreement or Section 5.04(c) thereof has been terminated or waived, substantially in the form previously delivered and acceptable to the Agent, shall be deemed to be reasonably acceptable to H.I.G. Investor), together with (x) a report setting forth actual cash receipts, disbursements and net cash flows of the Loan Parties (as defined in the Comvest Credit Agreement as in effect on the date hereof) and their Subsidiaries for the prior week and (y) such supporting information reasonably requested by H.I.G. Investor.
(l)A new Section 4.19 is added to the Agreement in numerical order, which Section shall read as follows:
Section 4.19.    Strategy Committee and Related Matters.
(a)The Board of Directors has approved the Strategy Committee Charter and appointed four members, and one non-voting observer, to the Strategy Committee in accordance therewith. The Company agrees, effective as of the Amendment Effective Date, that:
(i)the Strategy Committee Charter shall not be amended, modified or waived in any manner without H.I.G. Investor’s prior written consent and shall remain in effect for so long as any shares of Series A Preferred Stock are outstanding and so long as H.I.G. Investor Beneficially Owns at least 675,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Series A Preferred Stock);
(ii)for so long as the Strategy Committee Charter remains in effect and without limiting any of the Purchaser’s rights under Section 4.06, (A) H.I.G. Investor shall continue to have the right to designate one member of the Board of Directors to the Strategy Committee, with up to three designees appointed by the Board of Directors, (B) H.I.G. Investor shall continue to have the right to appoint one non-voting observer to the Strategy Committee, (C) the Strategy Committee shall continue to retain the power and authority necessary for the pursuit, evaluation, and recommendation of potential strategic transactions with respect to the Company and its Subsidiaries to increase shareholder value, including with respect to potential business combinations, (D) the

Strategy Committee shall continue to meet on a monthly cadence, subject to reasonable accommodations necessary to achieve a quorum, and (E) the unanimous affirmative recommendation of the members of the Strategy Committee (including, for the avoidance of doubt, the member designated by H.I.G. Investor) shall continue to be required prior to such time as any reforecast of the consolidated annual budget of the Company and its Subsidiaries for any fiscal year is presented to the Board of Directors for approval;
(iii)for so long as the Strategy Committee Charter is required to remain in effect pursuant to Section 4.19(a)(i): (A) each monthly meeting of the Strategy Committee (or, at the Strategy Committee’s option, a separate monthly telephonic meeting including the members and observer of the Strategy Committee) will include a monthly performance update with respect to the Company and its Subsidiaries, which update shall include, if applicable, the review of any management-recommended reforecast of the consolidated annual budget of the Company and its Subsidiaries for the applicable fiscal year and an overview of any material overages in the consolidated expenses of the Company and its Subsidiaries or shortfalls in the consolidated revenue of the Company and its Subsidiaries as compared to the consolidated annual budget of the Company and its Subsidiaries as then in effect; (B) additional representatives of H.I.G. Investor reasonably requested by H.I.G. Investor in writing shall be entitled to attend, as additional non-voting observers, the portion of the Strategy Committee meeting (or other telephonic meeting) at which such monthly performance update occurs; provided that H.I.G. Investor shall direct such additional representatives to comply with Section 4.17 of this Agreement; (C) the Company will cause applicable members of management to prepare written discussion materials, the content and substance of which are substantively the same as any such materials which would customarily be provided by management for periodic updates to the Board of Directors, with respect to the performance updates contemplated by the foregoing clause (A); provided that such materials may be redacted to exclude such information as would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, violate applicable law or Applicable Contract or result in a conflict of interest, as determined by management of the Company, acting in good faith; provided, further that in each such case, the Company shall use commercially reasonable efforts to provide H.I.G. Investor and its representatives with access to such information to the fullest extent practicable without risking loss of privilege, protection of trade secrets, violation of law or Applicable Contract or conflict of interest; and (D) a draft of the materials described in the foregoing clause (C) shall be delivered to H.I.G. Investor at least two days prior to the applicable meeting at which such materials will be discussed.
(b)    For the avoidance of doubt, nothing in this Section 4.19 shall limit the Purchaser’s rights under Section 4.12(b)(ii)(2)(i).
2.General Provisions.
(a)Effectiveness. Except as expressly set forth in this Amendment, the Agreement remains in full force and effect in accordance with its terms; provided that, reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, “herewith” or words of similar import shall hereafter be deemed to reference to the Agreement as amended hereby.
(b)Miscellaneous. Sections 6.03, 6.04 and 6.07 through 6.12 of the Investment Agreement are hereby incorporated by reference, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amendment on the date hereof.

ECHELON HEALTH SPV, LP

By: Echelon Health SPV GP, LLC
Its: General Partner

By:	/s/ Aaron Tolson
Name: Aaron Tolson
Title: President
EHEALTH, INC.

By:	/s/ John J. Dolan
Name: John J. Dolan
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Amendment]